The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Capped PLUS securities until the pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Capped PLUS securities and we are not soliciting offers to buy these Capped PLUS securities in any state where the offer or sale is not permitted.

Subject to Completion

August 2018

PRELIMINARY PRICING SUPPLEMENT Dated August 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated April 29, 2016, Index supplement dated April 29, 2016 and Product Supplement dated May 2, 2016)

Structured Investments

Opportunities in U.S. Equities

Capped Performance Leveraged Upside Securities (Capped PLUS) due on or about December 4, 2019

$● Based on the Value of the S&P 500® Index

Principal at Risk Securities

The Capped Performance Leveraged Upside Securities (the “Capped PLUS”) offer leveraged exposure to the performance of the S&P 500® Index (the “underlying index”). The Capped PLUS are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying index. At maturity, if the closing level of the underlying index on the valuation date (the “final level”) is less than the initial level, the investor is fully exposed to a loss of their initial investment that is proportionate to the percentage change of the underlying index from the initial level to the final level (the “underlying return”). At maturity, if the underlying return is positive, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. Accordingly, the Capped PLUS do not guarantee any return of principal at maturity and you could lose your entire investment. The Capped PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Capped PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Capped PLUS and you could lose some or all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG London Branch (“UBS”)
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Aggregate principal amount:	$•
Stated principal amount:	$10 per Capped PLUS
Issue price:	$10 per Capped PLUS (see “Commissions and issue price” below), offered at a minimum investment of 100 Capped PLUS (representing a $1,000 investment)
Denominations:	$10 per Capped PLUS and integral multiples thereof
Interest:	None
Pricing date:	Approximately August 31, 2018, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Original issue date:	Approximately September 6, 2018 (3 business days after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally will be required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Capped PLUS on any date prior to two business days before delivery will be required, by virtue of the fact that the Capped PLUS are initially expected to settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Valuation date:	Approximately November 29, 2019 (to be determined on the pricing date and expected to be 15 months after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
Maturity date:	Approximately December 4, 2019 (to be determined on the pricing date and expected to be 3 business days after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

▪       If the underlying return is positive:
The lesser of (a) $10 + Leveraged Upside Payment and (b) Maximum Payment at Maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

▪       If the underlying return is zero: the Stated Principal Amount of $10

▪       If the underlying return is negative:
$10 + ($10 x Underlying Return)
Under these circumstances, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying return:

The quotient, expressed as a percentage, of (i) the final level of the underlying index minus the initial level of the underlying index, divided by (ii) the initial level of the underlying index. Expressed as a formula:

(Final Level - Initial Level) / Initial Level

Leveraged upside payment:	$10 x Leverage Factor x Underlying Return
Maximum gain:	12.25%
Initial level:	•, which is the closing level of the underlying index on the pricing date, as determined by the calculation agent
Final level:	The closing level of the underlying index on the valuation date, as determined by the calculation agent
Leverage factor:	3.0
Maximum payment at maturity:	$11.225 per Capped PLUS, which is equal to $10 + ($10 × Maximum Gain)
CUSIP/ISIN:	90281A801 / US90281A8018
Listing:	The Capped PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to public	Fees and Commissions(1)	Proceeds to issuer
Per Capped PLUS:	100%	1.75%(a) + 0.50%(b) 2.25%	97.75%
Total:	$•	$•	$•
(1)

UBS Securities LLC will purchase from UBS AG the Capped PLUS at the price to public less a fee of $0.225 per $10.00 stated principal amount of Capped PLUS. UBS Securities LLC will agree to resell all of the Capped PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $0.175 per $10.00 stated principal amount of Capped PLUS that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $0.05 per $10.00 stated principal amount of Capped PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Capped PLUS as of the pricing date is expected to be between $9.416 and $9.716. The range of the estimated initial value of the Capped PLUS was determined on the date of this document by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Capped PLUS, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 15 and 16 of this document.

Notice to investors: the Capped PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Capped PLUS at maturity, and the Capped PLUS have the same downside market risk as that of the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Capped PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Capped PLUS.

You should carefully consider the risks described under ‘‘Risk Factors’’ beginning on page 15 and under ‘‘Risk Factors’’ beginning on page PS-17 of the product supplement before purchasing any Capped PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Capped PLUS. You may lose some or all of your initial investment in the Capped PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Capped PLUS or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Capped PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Product supplement dated May 2, 2016	Index supplement dated April 29, 2016	Prospectus dated April 29, 2016
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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

Additional Information about UBS and the Capped PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the Capped PLUS and an index supplement for various securities we may offer, including the Capped PLUS) with the Securities and Exchange Commission, (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

Product supplement dated May 2, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000139340116000653/c438540_6901168-424b2.htm

Index supplement dated April 29, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm

Prospectus dated April 29, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Capped PLUS” refers to the Capped Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016, references to the “accompanying index supplement” mean the UBS index supplement, dated April 29, 2016 and references to the “accompanying product supplement” mean the UBS product supplement titled “Performance Leveraged Upside Products”, dated May 2, 2016.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Capped PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Capped PLUS prior to their issuance. In the event of any changes to the terms of the Capped PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement, the index supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and finally, the accompanying prospectus.

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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

Investment Overview

Capped Performance Leveraged Upside Securities

The Capped PLUS Based on the Value of the S&P 500® Index due on or about December 4, 2019 can be used:

▪	As an alternative to direct exposure to the underlying index that enhances the return for a certain range of positive performance of the underlying index; however, by investing in the Capped PLUS, you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “underlying equity constituents”) or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the underlying index beyond a level that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.
▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.
▪	To achieve similar levels of upside exposure to the underlying index as that of a hypothetical direct investment while using fewer dollars by taking advantage of the leverage factor.

Maturity:	Approximately 15 months
Leverage factor:	3.0
Maximum payment at maturity:	$11.225 per Capped PLUS, which is equal to $10 + ($10 × Maximum Gain)
Maximum gain:	12.25%
Interest:	None
Minimum payment at maturity:	None. Investors may lose all of their initial investment in the Capped PLUS.
Listing:	The Capped PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

Key Investment Rationale

Investors can use the Capped PLUS to leverage returns by a factor of 3.0, up to the maximum gain. At maturity, investors will receive an amount in cash based upon the underlying return. Investors may lose all of their initial investment in the Capped PLUS.

Investors will not be entitled to receive any dividends paid with respect to the underlying equity constituents and the Capped PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Capped PLUS.

Leveraged Performance	The Capped PLUS offer investors an opportunity to capture enhanced returns relative to a hypothetical direct investment in the underlying index, within a certain range of positive performance.

Upside Scenario	The underlying return is positive and, at maturity, the Capped PLUS redeem for (a) the stated principal amount of $10 plus the lesser of the leveraged upside payment and (b) the maximum payment at maturity.

Par Scenario	If the underlying return is zero, at maturity you will receive the stated principal amount at maturity.

Downside Scenario	If the underlying return is negative, at maturity you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your initial investment equal to the underlying return. For example, if the underlying return is -35%, each Capped PLUS will redeem for $6.50, or 65% of the stated principal amount. There is no minimum payment on the Capped PLUS and you could lose all of your initial investment.

Investor Suitability

The Capped PLUS may be suitable for you if:

■	You fully understand the risks inherent in an investment in the Capped PLUS, including the risk of loss of all of your initial investment.
■	You can tolerate a loss of some or all of your investment and are willing to make an investment that has the same downside market risk as a hypothetical investment in the underlying index or the underlying equity constituents.
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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities
■	You believe the final level of the underlying index will be greater than the initial level and, if the final level is less than the initial level, you can tolerate receiving a payment at maturity that will be less than the stated principal amount and may be zero.
■	You believe the level of the underlying index will appreciate over the term of the Capped PLUS, and that the percentage of appreciation, when multiplied by the leverage factor, is unlikely to exceed the maximum gain indicated on the cover hereof.
■	You can tolerate fluctuations in the price of the Capped PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
■	You understand and accept that your potential return on the Capped PLUS is limited to the maximum gain and you would be willing to invest in the Capped PLUS based on the maximum payment at maturity indicated on the cover hereof.
■	You do not seek current income from your investment and are willing to forego any dividends paid on any underlying equity constituents.
■	You are willing and able to hold the Capped PLUS to maturity, a term of approximately 15 months, and accept that there may be little or no secondary market for the Capped PLUS.
■	You understand and are willing to accept the risks associated with the underlying index.
■	You are willing to assume the credit risk of UBS for all payments under the Capped PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
■	You understand that the estimated initial value of the Capped PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Capped PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Capped PLUS may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the Capped PLUS, including the risk of loss of all of your initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You are not willing to make an investment that has the same downside market risk as a hypothetical investment in the underlying index or in the underlying equity constituents.
■	You believe that the final level of the underlying index will be less than the initial level, or you believe that the underlying return will be positive and, when multiplied by the leverage factor, is likely to exceed an amount equal to the maximum gain indicated on the cover hereof.
■	You seek an investment that has an unlimited return potential or you would be unwilling to invest in the Capped PLUS based on the maximum payment at maturity indicated on the cover hereof.
■	You cannot tolerate fluctuations in the price of the Capped PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
■	You seek current income from your investment or prefer to receive the dividends paid on the underlying equity constituents.
■	You are unable or unwilling to hold the Capped PLUS to maturity, a term of approximately 15 months, or seek an investment for which there will be an active secondary market.
■	You do not understand and are not willing to accept the risks associated with the underlying index.
■	You are not willing to assume the credit risk of UBS for all payments under the Capped PLUS, including any repayment of principal.
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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

Fact Sheet

The Capped PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement, the accompanying index supplement and accompanying prospectus, as supplemented or modified by this document. At maturity, an investor will receive for each Capped PLUS that the investor holds an amount in cash, if anything, that may be greater than, equal to or less than the stated principal amount based upon the underlying return and whether the final level is greater than, equal to or less than the initial level. The Capped PLUS do not guarantee any return of principal at maturity and investors may lose all of their initial investment in the Capped PLUS. All payments on the Capped PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the Capped PLUS and, in extreme situations, you could lose all of your initial investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
Approximately August 31, 2018	Approximately September 6, 2018 (3 business days after the pricing date)	Approximately November 29, 2019 (15 months after the pricing date)	Approximately December 4, 2019 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG, London Branch
Underlying index:	S&P 500® Index
Aggregate principal amount:	$•
Stated principal amount:	$10 per Capped PLUS
Issue price:	$10 per Capped PLUS, offered at a minimum investment of 100 Capped PLUS (representing a $1,000 investment)
Denominations:	$10 per Capped PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

▪ If the underlying return is positive:
The lesser of (a) $10 + Leveraged Upside Payment and (b) Maximum Payment at Maturity
In no event will the payment at maturity exceed the maximum payment at maturity.

▪ If the underlying return is zero: the Stated Principal Amount of $10

▪ If the underlying return is negative:
$10 + ($10 x Underlying Return)
Under these circumstances, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying return:

The quotient, expressed as a percentage, of (i) the final level of the underlying index minus the initial level of the underlying index, divided by (ii) the initial level of the underlying index. Expressed as a formula:

(Final Level - Initial Level) / Initial Level

Leveraged upside payment:	$10 x Leverage Factor x Underlying Return
Initial level:	•, which is the closing level of the underlying index on the pricing date, as determined by the calculation agent
Final level:	The closing level of the underlying index on the valuation date, as determined by the calculation agent
Leverage factor:	3.0
Maximum payment at maturity:	$11.225 per Capped PLUS, which is equal to $10 + ($10 × Maximum Gain)
Maximum gain:	12.25%
Risk factors:	Please see “Risk Factors” herein
August 2018	Page 5

Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

General Information
Listing:	The Capped PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP/ISIN:	90281A801/US90281A8018
Tax considerations:

The U.S. federal income tax consequences of your investment in the Capped PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Capped PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “U.S. Tax Considerations” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Capped PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Capped PLUS, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Capped PLUS as pre-paid derivative contracts with respect to the underlying index. If your Capped PLUS are so treated, you should generally recognize gain or loss upon the taxable disposition of your Capped PLUS. Such gain or loss should generally be long-term capital gain or loss if you hold your Capped PLUS for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less) in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Capped PLUS.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Capped PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Capped PLUS, it is possible that your Capped PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Capped PLUS could differ materially and adversely from the treatment described above, as described further under ‘‘Supplemental U.S. Tax Considerations — Alternative Treatments’’ in the accompanying product supplement.

The Internal Revenue Service (“IRS”), for example, might assert that the Capped PLUS should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Capped PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Capped PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Capped PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders

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of such instruments should be subject to withholding tax on any deemed income accruals and whether the special ‘‘constructive ownership rules’’ of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income”, which may include any income or gain realized with respect to the Capped PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse) or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Capped PLUS.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Capped PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Capped PLUS if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Capped PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying equity constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Capped PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Capped PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the Capped PLUS to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any underlying equity constituent issuer as a USRPHC and the Capped PLUS as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

Based on our determination that the Capped PLUS are not “delta-one” with respect to any underlying index or any U.S. underlying equity constituent, our counsel is of the opinion that the Capped PLUS should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Capped PLUS. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Capped PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, underlying equity constituents or your Capped PLUS, and following such occurrence your Capped PLUS could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Capped PLUS under these rules if you enter, or have entered, into certain other transactions in respect of the underlying index, underlying equity constituents or the Capped PLUS. If you enter, or have entered, into other transactions in respect of the underlying index, underlying equity constituents or the Capped PLUS, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Capped PLUS in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Capped PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Capped PLUS.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the Capped PLUS is unclear, it is possible that any payment with respect to the Capped PLUS could be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the Capped PLUS after 2018 as being subject to the FATCA rules. If withholding applies to the Capped PLUS, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Capped PLUS.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Capped PLUS purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Capped PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Capped PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Capped PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Capped PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Capped PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Capped PLUS as described below.

In connection with the sale of the Capped PLUS, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying index or underlying equity constituents, or purchases and sales of Capped PLUS, in each case before, on and/or after the pricing date of the Capped PLUS. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long or short position in securities similar to the Capped PLUS from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Capped PLUS from time to time and payment on the Capped PLUS at maturity. See “Risk Factors” herein for a discussion of these adverse effects.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the Capped PLUS specified on the front cover of this document at the price to public less a fee of $0.225 per $10.00 stated principal amount of Capped PLUS. UBS Securities LLC will agree to resell all of the Capped PLUS to Morgan Stanley Smith Barney (also known as “Morgan Stanley Wealth Management”) with an underwriting discount of $0.225 reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.175 per $10.00 stated principal amount of Capped PLUS that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Capped Plus after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement, accompanying index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement, accompanying index supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Capped PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Capped PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

UBS Securities LLC and its affiliates may offer to buy or sell the Capped PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Capped PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Capped PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Capped PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Capped PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Capped PLUS, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors	The Capped PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Capped PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Capped PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Capped PLUS distributed by such dealers.

This document represents a summary of the terms and conditions of the Capped PLUS. We encourage you to read the accompanying product supplement, the accompanying index supplement and accompanying prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

How the Capped PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Capped PLUS will be determined on the pricing date and will be specified in the final pricing supplement):

Investors will not be entitled to receive any dividends paid with respect to the underlying equity constituents. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Capped PLUS.

The graph is based on the following terms:

Stated principal amount:	$10.000 per Capped PLUS
Leverage factor:	3.0
Hypothetical Initial Level:	2,750
Maximum Payment at Maturity:	$11.225 per Capped PLUS
Maximum Gain:	12.25%
Minimum Payment at Maturity:	None

EXAMPLE 1: The underlying index appreciates over the term of the Capped PLUS, and investors receive the stated principal amount plus the leveraged upside payment.

Final level	2,832.50
Underlying Return	(2,832.50 – 2,750) / 2,750 = 3.00%
Payment at Maturity	= $10.000 + lesser of (a) Leveraged Upside Payment and (b) Maximum Payment at Maturity
= $10.000 + lesser of (a) ($10.000 x Leverage Factor x Underlying Return) and (b) ($10.000 x Maximum Gain)
= $10.000 + lesser of (a) ($10.000 x 3.0 x 3.00%) and (b) ($10.000 x 12.25%)
= lesser of (a) $10.900 and (b) $11.225 = $10.900 (Payment at Maturity)

In Example 1, the final level is greater than the initial level and the underlying return is 3.00%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to 3.0 times the underlying return, resulting in a payment at maturity of $10.900 per Capped PLUS (a total return of 9.00%).

EXAMPLE 2: The underlying index appreciates over the term of the Capped PLUS, and investors receive the maximum payment at maturity.

Final level	2,887.50
Underlying Return	(2,887.50 - 2,750) / 2,750 = 5.00%
Payment at Maturity	= $10.000 + lesser of (a) Leveraged Upside Payment and (b) Maximum Payment at Maturity
= $10.000 + lesser of (a) ($10.000 x Leverage Factor x Underlying Return) and (b) ($10.000 x Maximum Gain)
= $10.000 + lesser of (a) ($10.000 x 3.0 x 5.00%) and (b) ($10.000 x 12.25%) = lesser of (a) $11.500 and (b) $11.225
= $11.225 (Payment at Maturity)
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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

In Example 2, the final level is greater than its initial level and the underlying return is 5.00%. Because the underlying return, when multiplied by the leverage factor of 3.0 is greater than the maximum gain, investors receive the maximum payment at maturity, resulting in a payment at maturity of $11.225 (a total return of 12.25%).

EXAMPLE 3: The underlying index declines over the term of the Capped PLUS, and investors receive less than the stated principal amount at maturity.

Final level	2,200
Underlying Return	(2,200 - 2,750) / 2,750 = -20.00%
Payment at Maturity	= $10.000 + ($10.000 x Underlying Return)
= $10.000 + ($10.000 x -20.00%)
= $10.000 + (-$2.000)
= $8.000 (Payment at Maturity)

In Example 3, the final level is less than the initial level and the underlying return is -20.00%. Because the final level of the underlying index is less than its initial level, investors are exposed to the decline in the level of the underlying index from its initial level, resulting in a payment at maturity of $8.000 per Capped PLUS (a loss of 20.00%).

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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

How it works

▪	Upside Scenario. If the underlying return is positive, investors will receive the lesser of (a) the stated principal amount of $10 plus the leveraged upside payment and (b) the maximum payment at maturity. Under the hypothetical terms of the Capped PLUS, an investor will realize the maximum payment at maturity at a final level of 104.0833% of the initial level.
▪	If the underlying return is 3.00%, investors will receive a 9.00% return, or $10.90 per Capped PLUS.
▪	If the underlying return is 4.0833%, investors will receive only the hypothetical maximum payment at maturity of $11.225 per Capped PLUS.
▪	If the underlying return is 30.00%, investors will receive only the hypothetical maximum payment at maturity of $11.225 per Capped PLUS.
▪	Par Scenario. If the underlying return is zero, investors will receive an amount equal to the $10 stated principal amount.
▪	If the underlying return is 0.00%, investors will receive an amount equal to the $10 stated principal amount.
▪	Downside Scenario. If the underlying return is negative, investors will receive an amount that is less than the $10 stated principal amount, if anything, resulting in a percentage loss of their initial investment that is equal to the underlying return.
▪	If the underlying return is -35.00%, investors would lose 35.00% of the stated principal amount and receive only $6.50 per Capped PLUS at maturity, or 65.00% of the stated principal amount. There is no minimum payment at maturity on the Capped PLUS and investors may lose all of their initial investment.
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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Capped PLUS that they hold an amount in cash based upon the underlying return of the underlying index on the valuation date, as determined as follows:

If the underlying return is positive:

The lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity.

Leveraged Upside Payment
Stated Principal Amount			Stated Principal Amount		Leverage Factor		Underlying Return
$10	+	[	$10	x	3.0	x	(	Final Level – Initial Level Initial Level	)]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the underlying return is zero:

the Stated Principal Amount of $10

If the underlying return is negative:

$10 + ($10 x Underlying Return)

Stated Principal Amount		Stated Principal Amount			Underlying Return
$10	+	[	$10	x	(	Final Level – Initial Level Initial Level	) ]

Accordingly, if the underlying return is negative, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Capped PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Capped PLUS.

▪	The Capped PLUS do not pay interest or guarantee return of the stated principal amount and your investment in the Capped PLUS may result in a loss. The terms of the Capped PLUS differ from those of ordinary debt securities in that the Capped PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the underlying return is negative, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. There is no minimum payment at maturity on the Capped PLUS, and, accordingly, you could lose some, or in extreme situations, all of your initial investment.
▪	Your potential return on the Capped PLUS is limited to the maximum gain. The return potential of the Capped PLUS is limited to the maximum gain indicated on the cover hereof. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain and your return on the Capped PLUS may be less than it would be in a hypothetical direct investment in the underlying index or the underlying equity constituents.
▪	The leverage factor applies only if you hold the Capped PLUS to maturity. You should be willing to hold the Capped PLUS to maturity. If you are able to sell the Capped PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the then-current underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the leverage factor and earn the potential maximum gain from UBS, only if you hold the Capped PLUS to maturity.
■	The contingent repayment of principal at maturity applies only at maturity. You should be willing to hold the Capped PLUS to maturity. If you are able to sell the Capped PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying index at that time is equal to or greater than the initial level.
▪	Credit risk of UBS. The Capped PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Capped PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Capped PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Capped PLUS, you could lose all of your initial investment.
▪	Market risk. The return on the Capped PLUS, which may be positive or negative, is directly linked to the performance of the underlying index and indirectly linked to the performance of the underlying equity constituents. The level of the underlying index can rise or fall sharply due to factors specific to the underlying index or its underlying equity constituents, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market levels, interest rates and economic and political conditions.
■	Fair value considerations.
o	The issue price you pay for the Capped PLUS will exceed their estimated initial value. The issue price you pay for the Capped PLUS will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the Capped PLUS by reference to our internal pricing models and the estimated initial value of the Capped PLUS will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Capped PLUS incorporate certain variables, including the level of the underlying index, the volatility of the underlying index, any dividends paid on the underlying equity constituents, prevailing interest rates, the term of the Capped PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a
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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities
similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Capped PLUS to you. Due to these factors, the estimated initial value of the Capped PLUS as of the pricing date will be less than the issue price you pay for the Capped PLUS.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Capped PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Capped PLUS at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Capped PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Capped PLUS determined by reference to our internal pricing models. The estimated initial value of the Capped PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Capped PLUS in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Capped PLUS as of the pricing date. We may determine the economic terms of the Capped PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Capped PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Capped PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Capped PLUS.
■	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Capped PLUS. The Capped PLUS will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Capped PLUS and may stop making a market at any time. If you are able to sell your Capped PLUS prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Capped PLUS will develop. The estimated initial value of the Capped PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Capped PLUS in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Capped PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Capped PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Capped PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such Capped PLUS at a price that exceeds (i) our valuation of the Capped PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Capped PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Capped PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Capped PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Capped PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS
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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities
Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of Capped PLUS prior to maturity. The market price of the Capped PLUS will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; any dividends paid on the underlying equity constituents; the time remaining to the maturity of the Capped PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Capped PLUS.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Capped PLUS in any secondary market.
▪	Owning the Capped PLUS is not the same as owning the underlying equity constituents. The return on the Capped PLUS may not reflect the return you would realize if you actually owned the underlying equity constituents. For example, your return on the Capped PLUS is limited to the maximum gain, while the potential return on a direct investment in the underlying equity constituents would be unlimited. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Capped PLUS, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the Capped PLUS. In addition, as an owner of the Capped PLUS, you will not have voting rights or any other rights that a holder of the underlying equity constituents would have.
▪	There can be no assurance that the investment view implicit in the Capped PLUS will be successful. It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall and there can be no assurance that the underlying return will be positive. The final level (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and each underlying equity constituent in particular, and the risk of losing some or all of your initial investment.
▪	The underlying index reflects price return, not total return. The return on the Capped PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the underlying equity constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying equity constituents. The return on the Capped PLUS will not include such a total return feature or dividend component.
▪	Changes that affect the underlying index will affect the market value of your Capped PLUS. The policies of the index sponsor, as specified under “Information about the underlying index” (the “index sponsor”), concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the levels of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Capped PLUS.
▪	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests. UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict the index sponsor’s actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Capped PLUS offering in any way and has no obligation to consider your interest as an owner of the Capped PLUS in taking any actions that might affect the market value of your Capped PLUS.
▪	Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in the underlying equity constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index or underlying equity constituents may adversely affect the level of the underlying index, the performance and, therefore, the market value of the Capped PLUS and the payment at maturity, if any.
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Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities
▪	Potential conflict of interest. UBS and its affiliates may engage in business with the underlying constituent issuers of or trading activities related to the underlying index or any underlying equity constituents, which may present a conflict between the interests of UBS and you, as a holder of the Capped PLUS. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity, if any, based on the observed closing level of the underlying index. The calculation agent can postpone the determination of the initial level or final level of the underlying index (and therefore the settlement date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date or valuation date, respectively. As UBS determines the economic terms of the Capped PLUS, including the maximum gain and leverage factor, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Capped PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Capped PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Capped PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Capped PLUS and the underlying index.
▪	The Capped PLUS are not bank deposits. An investment in the Capped PLUS carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Capped PLUS have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Capped PLUS. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Capped PLUS, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Capped PLUS. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Capped PLUS and/or the ability of UBS to make payments thereunder.
▪	Uncertain tax treatment — Significant aspects of the tax treatment of the Capped PLUS are uncertain. You should read carefully the section entitled ‘‘Tax considerations’’ herein and the section entitled ‘‘Supplemental U.S. Tax Considerations’’ in the accompanying product supplement and consult your tax advisor about your tax situation.
August 2018	Page 18

Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

Information about the underlying index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to the Capped PLUS.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — U.S. Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Eleven main groups of companies comprise SPX, with the percentage weight of each group in the index as a whole as of July 31, 2018 as follows: Information Technology (25.6%), Health Care (14.5%), Financials (14.1%), Consumer Discretionary (12.7%), Industrials (9.9%), Consumer Staples (6.9%), Energy (6.2%), Utilities (2.9%), Real Estate (2.8%), Materials (2.6%)and Telecommunication Services (1.9%). On November 15, 2017, the index sponsor announced that effective September 28, 2018 it will broaden the current Telecommunication Services Sector and rename it Communication Services. The renamed Sector will include the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector currently classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies currently classified in the Information Technology Sector. Effective March 10, 2017, company additions to the underlying index should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

Information as of market close on August 9, 2018:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,853.58
52 Weeks Ago (on August 9, 2017):	2,474.02
52 Week High (on January 26, 2018):	2,872.87
52 Week Low (on August 18, 2017):	2,425.55

August 2018	Page 19

Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

Historical Information

The following table sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2014 through August 9, 2018. The closing level of the underlying index on August 9, 2018 was 2,853.58. The graph below sets forth the daily closing levels of the underlying index for the period from January 1, 2008 through August 9, 2018. We obtained the information in the table below from Bloomberg Professional® service (‘‘Bloomberg’’), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date.

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter (through August 9, 2018)	2,858.45	2,713.22	2,853.58

August 2018	Page 20

Capped PLUS due on or about December 4, 2019 $• Based on the Value of the S&P 500® Index Principal at Risk Securities

S&P 500® Index – Daily Closing Levels From January 1, 2008 to August 9, 2018

August 2018	Page 21

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Capped PLUS in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information about UBS and the Capped PLUS	2
Investment Overview	3
Key Investment Rationale	3
Investor Suitability	3
Fact Sheet	5
How the Capped PLUS Work	11
How it works	13
Payment at Maturity	14
Risk Factors	15
Information about the underlying index	19
Historical Information	20

Product Supplement

Product Supplement Summary	PS-1
Payment at Maturity for the Securities	PS-1
Hypothetical Examples of How the Securities Perform	PS-12
Risk Factors	PS-17
General Terms of the Securities	PS-32
Payment at Maturity for the Securities	PS-32
Market Disruption Events	PS-36
Antidilution Adjustments for Securities Linked to an Underlying Equity	PS-39
Reorganize Events for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-43
Use of Proceeds and Hedging	PS-51
Supplemental U.S. Tax Considerations	PS-52
Certain ERISA Considerations	PS-59
Supplemental Plan of Distribution (Conflicts of Interest)	PS-60

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

$·

UBS AG Capped
PLUS due on or about December 4, 2019

UBS Investment Bank

UBS Securities LLC

Preliminary Pricing Supplement dated August 14, 2018
(To Product Supplement dated May 2, 2016,
Index Supplement dated April 29, 2016
and Prospectus dated April 29, 2016)